Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2020

Doylestown, Pennsylvania-May 1, 2020. HV Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported a $87,000 increase in net income to $149,000, or $0.07 per basic and diluted share, for the quarter ended March 31, 2020 versus net income of $62,000, or $0.03 per basic and diluted share, for the quarter ended March 31, 2019.

Travis J. Thompson, Esq., Chairman, President & CEO, commented, “We are pleased to announce our financial results for the quarter ended March 31, 2020, however our focus has been and remains on navigating the complexities, impact and ongoing challenges of the COVID-19 pandemic. The safety of our employees and customers is of the utmost importance to us. With the outbreak of the pandemic, HVB was prepared to maintain business continuity in the event of a disaster such as this by having the majority of our employees work remotely. Notably, our mortgage banking division was able to originate the highest loan volume in the bank’s history while successfully transitioning to the new work-at-home status. Our retail banking team has continued to provide superior customer service in spite of the limitations resulting from the Governor’s order to limit service to our drive-up windows. Finally, we have been active participants in the Payroll Protection Program (PPP) offered through the Small Business Administration (SBA) as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Members of our business banking and retail teams took on the challenge to address the critical financing needs of both new and existing business customers. Through the end of April, we have approved and/or funded over $65 million in PPP loans. As we continue to navigate through this unprecedented time, we remain committed to the financial well-being of our community.”

Highlights for the quarter ended March 31, 2020 include:

•	We successfully transitioned the majority of our administrative and lending offices to work-from-home status.

•	We began participation in the Payroll Protection Program (PPP) offered through the Small Business Administration (SBA) as part of the CARES Act. The loans began funding in early April 2020.

•	Due to the pandemic’s impact on our customers, we have accommodated approximately 69 loan requests with a balance of $26.6 million for payment deferrals.

•	Total combined revenue, comprising interest and non-interest income, for the quarter ended March 31, 2020 was $5.2 million, an increase of $1.5 million or 39% from the same period in 2019.

•	Net income, for the quarter ended March 31, 2020 was $149,000, an increase of $87,000 from the same period in 2019.

•	Net interest income increased $100,000 to $2.1 million for the quarter ended March 31, 2020 from $2.0 million for the three months ended March 31, 2019.

•	Non-interest income increased $1.1 million to $2.1 million for the quarter ended March 31, 2020, compared to $1.0 million and for the same period in 2019.

Balance Sheet:  March 31, 2020 compared to March 31, 2019

Total assets increased $48.9 million, or 15.9%, to $355.6 million at March 31, 2020, from $306.7 million at March 31, 2019. The growth in total assets was primarily due to increases of $32.9 million in loans held for sale, $17.0 million in loans receivable, $7.6 million in cash and cash equivalents and $6.2 million in right-of-use asset offset by a decrease of $17.9 million in available-for-sale and held-to-maturity investment securities. Included in total assets at March 31, 2020 is a right-of-use asset of $6.2 million as part of the adoption of ASU 2016-02, Leases (Topic 842) on July 1, 2019.

Total liabilities increased $46.9 million, or 17.1%, to $321.8 million at March 31, 2020, from $274.9 million at March 31, 2019. The increase in total liabilities was primarily from a $22.0 million increase in advances from the Federal Home Loan Bank, $19.1 million increase in deposits, $6.3 million increase in operating lease liabilities and $2.0 million in other liabilities offset by a $2.8 million decrease in securities sold under agreements to repurchase. Deposits increased $19.1 million from March 31, 2019 to

March 31, 2020 primarily due to a $31.8 million increase in our core deposits, offset by a $12.7 million decrease in certificates of deposits. Our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) increased $31.8 million, or 17.2%, to $216.4 million at March 31, 2020 from $184.6 million at March 31, 2019. Offsetting this increase was a decrease of $12.7 million, or 17.0% in certificates of deposit to $61.8 million at March 31, 2020 from $74.5 million at March 31, 2019. Included in total liabilities at March 31, 2020 is $6.3 million in operating lease liabilities as part of the adoption of ASU 2016-02, Leases (Topic 842) on July 1, 2019.

Total shareholders’ equity increased $2.0 million, or 6.3%, to $33.8 million at March 31, 2020 compared to $31.8 million at March 31, 2019. The increase was primarily due to net income of $1.1 million, $373,000 increase in other comprehensive income due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio and a $246,000 increase in share based compensation expense. In addition, ESOP shares committed to be released of $136,000 and a stock option exercise of $24,000 contributed to the increase in total shareholders’ equity. Offsetting these increases was $148,000 in treasury stock repurchases primarily as part of the stock repurchase plan approved in April 2019. Included in retained earnings is an adjustment of $277,000 for the recognition of the deferred gain on sale-leaseback of a building as part of the adoption of ASU 2016-02, Leases (Topic 842) on July 1, 2019.

Balance Sheet:  March 31, 2020 compared to December 31, 2019

Total assets increased $1.0 million, to $355.6 million at March 31, 2020, from $354.6 million at December 31, 2019. Total liabilities increased $786,000, to $321.8 million at March 31, 2020, from $321.0 million at December 31, 2019. The increase in total liabilities was primarily from a $5.0 million increase in advances from the Federal Home Loan Bank, $1.0 million increase in other liabilities, $273,000 increase in operating lease liabilities and $220,000 in deferred income taxes, net offset by decreases of $5.6 million in deposits and $202,000 in advances from borrowers for taxes and insurance. Deposits decreased primarily because of a $6.5 million, or 9.5% decrease in certificates of deposit to $61.8 million at March 31, 2020 from $68.3 million at December 31, 2019 resulting from a pay-off of a $7.5 million certificate of deposit issued through a broker offset by a $1.0 million increase in retail certificates of deposit.  Offsetting this decrease was a $901,000 increase in our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) to $216.4 million at March 31, 2020 from $215.5 million at December 31, 2019.

Total shareholders’ equity increased $214,000 to $33.8 million at March 31, 2020 compared to $33.6 million at December 31, 2019 primarily as a result of net income of $149,000 for the three months ended March 31, 2020, share based compensation expense of $62,000, other comprehensive gain of $89,000 due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio.  In addition, ESOP shares committed to be released of $35,000 and a stock option exercise of $24,000 contributed to the increase of total shareholders’ equity. Offsetting these increases was $145,000 in treasury stock repurchases primarily as part of the stock repurchase plan approved in April 2019.

Income Statement:  March 31, 2020 compared to March 31, 2019

Net Interest Income:

Net interest income increased $100,000 to $2.1 million for the three months ended March 31, 2020 and from $2.0 million for the three months ended March 31, 2019. Our net interest-earning assets increased $11.5 million to $52.8 million for the three months ended March 31, 2020 from $41.3 million for the three months ended March 31, 2019. Our interest rate spread decreased by 18 basis points to 2.31% for the three months ended March 31, 2020 from 2.49% for the three months ended March 31, 2019.  Our net interest margin decreased by 14 basis points from 2.66% for the three months ended March 31, 2019 to 2.52% for the three months ended March 31, 2020.

Provision for loan losses:

Provision for loan losses decreased by $130,000 to $111,000 for the three months ended March 31, 2020 from $241,000 for the three months ended March 31, 2019 primarily as result of net charge-offs of $141,000 related to the medical education loans during the three months ended March 31, 2019. During the three months ended March 31, 2020, there were no charge-offs recorded and $1,000 received in recoveries. During the three months ended March 31, 2019, there were $142,000 in net charge-offs recorded. Due to uncertainty of economic conditions from the COVID-19 pandemic, the Company increased the qualitative factors in the calculation of the allowance for loan losses. However, due to the uncertainty of the impact, the Company will continue to monitor and additional adjustment to the allowance for loan losses may be necessary.

Non-Interest Income:

Non-interest income increased $1.1 million to $2.1 million for the three months ended March 31, 2020 from $1.0 million for the three months ended March 31, 2019. The increase in non-interest income compared to the same period in 2019 was primarily due to a $739,000 increase in the gain on sale of loans, net and $382,000 increase in change in fair value of loans held for sale. The gain on sale of loans, net increased $739,000 to $1.6 million for the three months ended March 31, 2020 compared to $890,000 for the three months ended March 31, 2019 primarily as a result of higher loan sales which increased $50.9 million from $28.5 million for the three months ended March 31, 2019 to $79.4 million for the three months ended March 31, 2020. The increase in change in fair value of loans held for sale of $382,000 for three months end March 31, 2020 compared to same period in 2019 was primarily due to an increase in the loans held for sale balance, from $4.5 million at March 31, 2019 to $37.4 million at March 31, 2020.

Non-Interest Expense:

Total non-interest expense increased $1.2 million, or 45.5% to $3.9 million for the quarter ended March 31, 2020 from $2.7 million for the quarter ended March 31, 2019.  The increase for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019 was primarily a result of increases of $822,000 in salaries and employee benefits, $261,000 in professional fees and other expenses and $111,000 in occupancy expense. Salaries and employee benefits increased as full time equivalent (FTE) employees increased to one-hundred and one as of March 31, 2020 from eighty-one as of March 31, 2019 primarily as a result of the expansion of the Company’s lending and business banking operations.

Income Taxes:

Income tax expense increased from a benefit of ($24,000) for the three months ended March 31, 2019 to $48,000 in expense for the three months ended March 31, 2020. The increase in income tax expense for the quarter ended March 31, 2020, respectively compared to the same period a year ago reflected an increase in income before taxes.

Net Income & Book Value:

Net income increased $87,000 to $149,000, approximately $0.07 cents per basic and diluted share for the quarter ended March 31, 2020, as compared to $62,000, or approximately $0.03 cents per basic and diluted share for the quarter ended March 31, 2019.  Book value per share increased from $14.08 at March 31, 2019 to $14.97 at March 31, 2020.

Asset quality:

At March 31, 2020, the Company’s non-performing assets totaled $3.8 million, or 1.06% of total assets compared to $2.2 million or 0.72% at March 31, 2019. Non-performing assets increased $1.6 million primarily because of increases in non-performing loans of $1.4 million in medical education loans and $244,000 in non-performing one-to four-family residential real estate loans as compared to March 31, 2019. There were no non-accruing troubled debt restructurings at March 31, 2020 and March 31, 2019.

At March 31, 2020, the Company’s non-performing assets totaled $3.8 million, or 1.06% of total assets compared to $3.7 million or 1.04% at December 31, 2019. Non-performing assets increased $80,000 primarily because of increases in non-performing loans of $139,000 in medical education loans offset by a $30,000 decrease in non-performing one-to four-family residential real estate loans and a $29,000 decrease in non-performing home equity and HELOCs loans as compared to December 31, 2019. There were no non-accruing troubled debt restructurings at March 31, 2020 and December 31, 2019.

The allowance for loan losses totaled $1.5 million, or 0.61% of total loans and 40.9% of total non-performing loans at March 31, 2020 as compared to $1.4 million, or 0.56% of total loans and 38.8% of total non-performing loans at December 31, 2019.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania and New Castle County in Delaware from our executive office, four full service bank offices and one limited service bank office. We also operate four loan production offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe and wide-ranging disruptions caused by the spread of coronavirus COVID-19 on current customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

	At March 31, 2020	At December 31, 2019	At March 31, 2019
(In thousands)	(Unaudited)		(Unaudited)
Financial Condition Data:
Total assets	$355,586	$354,586	$306,685
Cash and cash equivalents	20,515	20,625	12,882
Investment securities available-for-sale, at fair value	23,200	21,156	26,834
Investment securities held-to-maturity	—	—	14,279
Equity securities	500	500	500
Loans held for sale at fair value	37,368	37,876	4,485
Loans receivable, net	252,704	255,032	235,729
Deposits	278,185	283,767	259,129
Federal Home Loan Bank advances	32,000	27,000	10,000
Securities sold under agreements to repurchase	—	—	2,778
Total liabilities	321,773	320,987	274,876
Total shareholders’ equity	33,813	33,599	31,809

	For the Three Months Ended
	March 31
	2020	2019
(In thousands, except per share data)	(Unaudited)
Operating Data:
Interest income	$3,026	$2,728
Interest expense	933	735
Net interest income	2,093	1,993
Provision for loan losses	111	241
Net interest income after provision for loan losses	1,982	1,752
Gain on sale of loans, net	1,629	890
Other non-interest income	515	96
Non-interest income	2,144	986
Non-interest expense	3,929	2,700
Income before income taxes	197	38
Income tax expense (benefit)	48	(24)
Net income	$149	$62

Earnings per share-Basic	$0.07	$0.03
Earnings per share -Diluted	$0.07	$0.03
Dividends declared per share	N/A	N/A
Average common shares outstanding- Basic	2,053,689	2,030,369
Average common shares outstanding- Diluted	2,053,764	2,030,369
Shares outstanding end of period	2,259,052	2,259,125
Treasury share outstanding end of period	11,673	—

	For the Three Months Ended March 31,
	2020	2019
Performance Ratios:
Return on average assets(1)	0.17%	0.08%
Return on average equity(1)	1.78	0.79
Interest rate spread (2)	2.31	2.49
Net interest margin (3)	2.52	2.66
Efficiency ratio (4)	92.73	90.63
Average interest-earning assets to average interest-bearing liabilities	118.93	115.97

	At March 31,	At December 31,	At March 31,
	2020	2019	2019
Asset Quality Ratios: (5)
Non-performing assets as a percent of total assets	1.06%	1.04%	0.72%
Non-performing loans as a percent of total loans	1.50	1.45	0.94
Allowance for loan losses as a percent of non-performing loans	40.94	38.80	47.80
Allowance for loan losses as a percent of total loans	0.61	0.56	0.45
Net charge-offs to average outstanding loans during the period	0.00	0.01	0.06

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	13.14%	14.02%	15.36%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.74	8.52	8.34
Tier 1 risk-based capital (to risk weighted assets)	13.14	14.02	15.36
Total risk-based capital (to risk weighted assets)	13.81	14.70	16.00
Average equity to average total assets (7)	9.61	9.38	10.14

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(1)	Annualized for the three months ended March 31, 2020 and 2019.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are end of period ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average total assets.